SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): December 15, 2004

                         STANLEY FURNITURE COMPANY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

            0-14938                               54-1272589
     (Commission File Number)          (IRS Employer Identification No.)

               1641 Fairystone Park Highway
                   Stanleytown, Virginia                          24168
         (Address of Principal Executive Offices)              (Zip Code)

                                 (276) 627-2000
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

     On December 15, 2004, the Compensation Committee (the "Committee") of Stanley Furniture Company, Inc. (the "Company") adopted the Company's 2005 annual incentive compensation program (the "Incentive Plan") which is for corporate officers and key employees who can directly influence the Company's financial results. Under the 2005 Incentive Plan the Company's executive officers will receive a cash bonus if the Company's earnings before interest and taxes ("EBIT") achieve or exceed a specified threshold amount for fiscal 2005. No bonus will be paid if the EBIT threshold is not met and the bonus will be larger for Company performance above the EBIT threshold up to a maximum award on a per employee basis.

     The Committee also made a performance stock award of shares of common stock of the Company to Jeffrey R. Scheffer, the Company's President and Chief Executive Officer, and Douglas I. Payne, the Company's Executive Vice President
- Finance and Administration, under the Company's 2000 Incentive Compensation Plan. Under the award, a maximum of 3,000 shares will be issued to Mr. Scheffer and 2,000 shares to Mr. Payne if the Company's earnings per share before nonrecurring items of restructuring and unusual charges in the 2005 fiscal year meets the required level. The Committee reserved the discretion to limit the amount of common stock payable to Messrs. Scheffer and Payne under these awards in it sole discretion.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 STANLEY FURNITURE COMPANY, INC.



Date: December 21, 2004                     By: /s/Jeffrey R. Scheffer
                                                ----------------------
                                                   Jeffrey R. Scheffer
                                                President and Chief Executive
                                                Officer